Exhibit 99.1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2023 by and among Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Parent”), Cleopatra Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Purchaser”), and each of the undersigned stockholders (the “Stockholders”) of CTI BioPharma Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, among other things, (i) the commencement by Purchaser of a cash tender offer (such offer, as it may be extended and amended from time to time in accordance with the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock, other than the Excluded Shares, at the Offer Price, without interest, subject to any applicable withholding taxes, and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), which will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the surviving corporation and becoming a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock and Company Preferred Stock, set forth opposite such Stockholder’s name on Schedule A hereto (all shares set forth on Schedule A, together with any additional shares of Company Common Stock and Company Preferred Stock of which such Stockholder acquires record or beneficial ownership during the period from the date of this Agreement through and/or on the Termination Date, including by way of stock dividend or distribution, split-up, recapitalization, combination, vesting of, or exchange of Company Common Stock or any Company Common Stock issued upon the exercise of or vesting of, any equity or equity-based awards or other conversion of any convertible securities, including the Company Preferred Stock, the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required the Stockholders, and in order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares that are Company Common Stock as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used, but not defined, herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Lien” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

(b) “Permitted Lien” shall mean any Lien arising (A) hereunder (in connection therewith any restrictions on transfer or any other Lien that has been waived by appropriate consent), or (B) pursuant to any applicable restrictions on transfer under securities laws.

(c) “Termination Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been validly terminated pursuant to its terms; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent of all the Subject Shares of the Stockholders, whether pursuant to the Offer, the Merger or otherwise; (iv) any amendment, change or waiver to the Merger Agreement is effected without each Stockholder’s consent that changes the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement; or (v) is agreed to in writing by Parent and each Stockholder.

(d) “Transfer” A person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates a Lien with respect to (other than Permitted Liens), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of a Lien (other than Permitted Liens), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2. Transfer of Subject Shares.

(a) Transfer Restrictions. Except as expressly contemplated by this Agreement or the Merger Agreement, prior to the Termination Date, no Stockholder shall cause or permit any Transfer of any of the Subject Shares to be effected.

(b) Transfer of Voting Rights. Each Stockholder shall not (i) deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or otherwise enter into any Contract with respect to any Transfer of such Subject Shares or any interest therein, or (ii) subject to Section 3(b), take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c) Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by each Stockholder: (i) if the Stockholder is an individual, (A) pursuant to applicable laws of descent and distribution (B) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if the Stockholder is not a natural person, to one or more partners or members of the Stockholder or to an Affiliate controlled by or under common control with the Stockholder or to any trustee or beneficiary of the trust; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d) Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Tender; Voting Agreement.

(a) Tender of Shares. Each Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares that are Company Common Stock. Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than twenty (20) Business Days after the commencement of the Offer (the “Tender Date”), each Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments reasonably required to be delivered in order to tender the Subject Shares that are Company Common Stock pursuant to the terms of the Offer, and/or (b) instruct his or its broker or such other Person who is the holder of record of any Subject Shares that are Company Common Stock to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. If any Stockholder acquires any Subject Shares that are Company Common Stock after the Tender Date, such Stockholder shall tender into the Offer such Subject Shares prior to the earlier of (x) three (3) Business Days following the date that the Stockholder shall acquire such Subject Shares and (y) the Expiration Time. Prior to the Termination Date, each Stockholder shall not tender the Subject Shares that are Company Common Stock into any exchange or tender offer commenced by a third party other than Parent or Purchaser. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares that are Company Common Stock are tendered, such Stockholder will not withdraw or cause to be withdrawn such Subject Shares from the Offer.

(b) Voting Agreement. Unless this Agreement shall have been terminated in accordance with its terms, if applicable, each Stockholder hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote (i) in favor of (A) the approval and adoption of the Merger Agreement and the transactions contemplated thereunder or any other transaction pursuant to which Parent proposes to acquire the Company (whether by tender offer or merger) in which the stockholders of the Company would receive aggregate cash consideration per share of Company Common Stock equal to or greater than the cash consideration to be received by such stockholders in the Offer and the Merger and (B) the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held, (ii) against (A) any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify or prevent, in each case, in any material respect the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, the Purchaser or their Affiliates), or any other proposal of any Person (other than Parent, the Purchaser or their Affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal, (C) any amendment to the certificate of incorporation or bylaws of the Company, (D) any material change to the capitalization of the Company, (E) any change in a majority of the directors of the Company Board or (F) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company stockholders. Each Stockholder hereby revokes (and agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares.

(c) In the event (i) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares or (ii) that such Stockholder shall become the record or beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the record or beneficial owner thereof as described in clause (ii), as though, in either case, they were Subject Shares hereunder. In the event that such Stockholder shall become the beneficial owner of any other equity interests entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3(b) hereof, then the terms of Section 3(b) hereof shall apply to such other equity interests as though they were Subject Shares hereunder

(d) Return of Shares. If the Offer is terminated or withdrawn by Purchaser or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Purchaser, to promptly return, all tendered Subject Shares to the applicable Stockholder.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but without in any way limiting such Stockholder’s obligations hereunder (in his, her or its capacity as stockholder) nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder in their or its capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter, including complying with or exercising such Stockholder’s (or such designee of the Stockholder’s who is a director or officer of the Company), fiduciary duties as a member of the board of directors of the Company. No action taken solely in the Stockholder’s capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Purchaser shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

6. No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, or attempt to exercise, assert or perfect any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger and/or the transactions contemplated by the Merger Agreement (including, without limitation, under Section 262 of the DGCL).

7. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be expressly required by applicable Legal Requirements (provided that, other than in the case of an amendment to a Schedule 13D or 13G that discloses this Agreement, reasonable notice of any such disclosure will be provided to Parent to the extent permitted by applicable Legal Requirements). Such Stockholder consents to and hereby authorizes the Company, Parent and Purchaser or their Affiliates to publish and disclose in all documents and schedules filed with the SEC, including, without limitation, Schedule 14D-9, Schedule TO, and any press release or other disclosure document that the Company, Parent or Purchaser or their Affiliates reasonably determines to be necessary in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement or the Merger Agreement, in each case regarding such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and the Merger Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed by Legal Requirements, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Such Stockholder agrees to promptly give Parent any information it may reasonably request for the preparation of any such disclosure documents.

8. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Purchaser or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the acceptance of the Offer or the Closing) or (b) alleging a breach of any duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby or hereby.

9. No Solicitation or Negotiation. Each Stockholder shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Stockholders shall not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage an Acquisition Proposal, (ii) furnish or disclose to any Person non-public information (or afford access to any of the properties, assets, books or records relating to the Company) with respect to or in furtherance of or which would reasonably be likely to lead to an Acquisition Proposal, (iii) negotiate or engage in substantive discussions with any Person with respect to an Acquisition Proposal or (iv) enter into any agreement or agreement in principle with respect to an Acquisition Proposal; provided, however, that in the event a Person submits an Acquisition Proposal to the Company, the Stockholders may hold discussions with such Person solely with respect to the terms of a proposed support agreement with respect to the transaction contemplated by such Acquisition Proposal following such time as the Board of Directors determines that the Company may take any action set forth in clauses Section 5.3(c) of the Merger Agreement.

10. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent and Purchaser as follows:

(a) Power; Binding Agreement. The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Body is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder.

(c) Ownership of Shares. The Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule A and has good and marketable title to such shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule A free and clear of any Liens (other than Permitted Liens). Such shares of Company Common Stock and Company Preferred Stock listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock and Company Preferred Stock owned (both beneficially and of record) by such Stockholder as of the date hereof. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

(d) Voting and Disposition Power. The Stockholder has full and sole voting power with respect to the Subject Shares that have voting power and full and sole power of disposition, full and sole power to issue instructions with respect to the matters set forth herein and full and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

(e) Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity and such Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Purchaser are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Body that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

11. Representations and Warranties of Parent and Purchaser. Parent and Purchaser represent and warrant to the Stockholders as follows:

(a) Power; Binding Agreement. Each of Parent and Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Purchaser of this Agreement, the performance by each of Parent and Purchaser of its obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Purchaser and no other actions or proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery by Parent or Purchaser, the performance by either Parent or Purchaser of its obligations hereunder or the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

12. Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

13. Termination. This Agreement shall automatically and immediately terminate and be of no further force and effect as of the Termination Date, all without the need for any further action on the part of (or notice to) any party or other Person. In addition, upon a Company Adverse Change Recommendation under and in compliance with the Merger Agreement, the provisions set forth in Sections 3(a) and 3(b) of this Agreement shall not apply for so long as such Company Adverse Change Recommendation shall remain in effect; provided, however, that if the Board of Directors withdraws such Company Adverse Change Recommendation and recommends that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, to the extent required under applicable Legal Requirements, approve the Merger and adopt the Merger Agreement (a “Renewed Recommendation”), the provisions of Sections 3(a) and 3(b) of this Agreement shall thereafter remain in full force and effect for so long as such Renewed Recommendation remains in effect. Upon termination of this Agreement, no party shall have any further obligations under this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement arising prior to termination and (ii) Section 13 and Section 14 hereof shall survive any termination of this Agreement.

14. Miscellaneous Provisions.

(a) Amendments. This Agreement may be amended at any time prior to the Acceptance Time by an instrument in writing signed on behalf of each of the parties hereto.

(b) Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) Entire Agreement. This Agreement (together with Schedule A) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(d) Governing Law and Venue; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14(f). Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(ii) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 14(d)(ii).

(e) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 14(d) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated herein and without that right, no party would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14(e) shall not be required to provide any bond or other security in connection with any such order or injunction.

(f) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

if to Parent or Purchaser

Swedish Orphan Biovitrum AB (publ)

Tomtebodavägen 23A

SE-112 76

Stockholm, Sweden

Attention: Torbjörn Hallberg

Email: Torbjorn.Hallberg@sobi.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA

Attention: Scott Shean; Leah Sauter

Email: scott.shean@lw.com; leah.sauter@lw.com

if to Stockholders

c/o BVF Partners L.P.

Attention:	James Kratky
44 Montgomery Street 40th Floor
San Francisco, CA 94104
Email:	kratky@bvflp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher, LLP

Attention:	Ryan A. Murr and Branden C. Berns
555 Mission Street, Suite 3000
San Francisco, CA 94105
Email:	rmurr@gibsondunn.com
bberns@gibsondunn.com

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(h) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(ii) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, the parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(iv) As used in this Agreement, the words “include” and “including” and variations thereof or words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(v) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(vi) The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vii) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(viii) References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.

(i) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

(j) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PARENT:

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

By:	/s/ Guido Oelkers
Name: Guido Oelkers
Title: President & Chief Executive Officer

By:	/s/ Torbjörn Hallberg
Name: Torbjörn Hallberg
Title: General Counsel

PURCHASER:

CLEOPATRA ACQUISITION CORP.

By:	/s/ Guido Oelkers
Name: Guido Oelkers
Title: President

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

STOCKHOLDERS:

Biotechnology Value Fund, L.P.

By: BVF I GP, LLC, its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer

Biotechnology Value Fund II, L.P.

By: BVF II GP LLC, its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer

Biotechnology Value Trading Fund OS LP

By: BVF Partners OS Ltd., its General Partner

By: BVF Partners L.P., its Sole Member

By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

Matthew Perry

/s/ Matthew Perry

[Signature Page to Tender and Support Agreement]

MSI BVF SPV, LLC

By:	BVF Partners L.P., its Investment Manager and attorney-in-fact

By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

Investment 10 LLC

By:	BVF Partners L.P., its Investment Manager and attorney-in-fact

By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

Trustees for the University of Pennsylvania

By:	BVF Partners L.P., its Investment Manager and attorney-in-fact

By: BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

[Signature Page to Tender and Support Agreement]

Schedule A

	Common Stock	Series X Convertible Preferred Stock	Series X1 Convertible Preferred Stock
Biotechnology Value Fund, L.P.	3,989,130	1,594	344
Biotechnology Value Fund II, L.P.	2,595,239	1,250	239
Biotechnology Value Trading Fund OS LP	702,505	191	17
Partners Managed Accounts	1,526,147	12
Matthew Perry	43,139	—	—